Exhibit (a)(11)

DWS VARIABLE SERIES II

Certificate of Correction

1.	Name of Massachusetts business trust: DWS Variable Series II

2.	Document to be corrected: “Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Without Par Value”

3.	The above mentioned document was filed with the Secretary of the Commonwealth on: January 19, 2011

4.	Please state the inaccuracy or defect in said document: The third, fourth, and fifth Whereas clauses of the document incorrectly stated that the Trustees authorized the termination of the Series of Shares designated as “DWS Conservative Allocation VIP;” “DWS Growth Allocation VIP;” and “DWS Moderate Allocation VIP,” respectively, at a meeting held on November 19, 2010.

5.	Please state the corrected version of document: The Trustees authorized the termination of the Series of Shares designated as “DWS Conservative Allocation VIP;” “DWS Growth Allocation VIP;” and “DWS Moderate Allocation VIP,” respectively, at a meeting held on January 11, 2011

SIGNED UNDER THE PENALTIES OF PERJURY, this 28th day of January 2011.

                                                                                                                     /s/ John Millette

                                                                                                         Name: John Millette

                                                                                                         Title: Vice President & Secretary